Exhibit 10.38

BURLINGTON NORTHERN SANTA FE CORPORATION

NON-EMPLOYEE DIRECTORS’ COMPENSATION FOR 2007

Directors’ Cash Compensation

Non-employee directors receive an annual retainer fee of $60,000, paid in quarterly installments. The Lead Director is paid a supplemental annual retainer of $20,000. The Chairman of the Audit Committee is paid a supplemental annual retainer fee of $15,000, and each non-employee director who chairs any other Board committee is paid a supplemental annual retainer fee of $10,000. In addition, for attendance at each committee meeting or any inspection trip or similar meeting, a meeting fee of $1,000 plus expenses is paid. Expenses for attendance by spouses of directors are also paid in connection with certain meetings.

Burlington Northern Santa Fe Directors’ Retirement Plan

The Burlington Northern Santa Fe Directors’ Retirement Plan was terminated on July 17, 2003. However, individuals who were directors on that date will receive payments beginning upon their retirement equal to those benefits they had accrued as of that date, if they have at least ten years of Board service (including service with BNSF predecessor companies) upon their retirement.

Burlington Northern Santa Fe Non-Employee Directors’ Stock Plan

Under the Burlington Northern Santa Fe Non-Employee Directors’ Stock Plan, each non-employee director elected to the Board of Directors at the annual meeting of shareholders receives a grant of 2,100 restricted stock units. If an individual becomes a director on a date other than the date of the annual meeting, he or she will receive a pro rata portion of this annual grant of restricted stock units for the portion of the one-year term following the date on which the individual becomes a director. Each non-employee director also receives a one-time grant of 1,000 restricted stock units after the annual meeting at which he or she is first elected to the Board. Provided a director serves until the next annual meeting of shareholders after a grant is made, the restricted stock units will be distributed as shares of unrestricted stock – one share of the Company’s common stock for each restricted stock unit – upon the date the director’s term of service ends by reason of retirement, death, disability, or change in control. Directors holding restricted stock units do not have any rights of a shareholder but have the right to receive a cash payment in lieu of a dividend at such times and in such amounts as dividends are paid on the Company’s common stock.

Burlington Northern Santa Fe Deferred Compensation Plan for Directors and Burlington Northern Santa Fe 2005 Deferred Compensation Plan for Non-Employee Directors

Earnings on deferrals of fees paid pursuant to the Burlington Northern Santa Fe 2005 Deferred Compensation Plan for Non-Employee Directors and its predecessor, the Burlington Northern Santa Fe Deferred Compensation Plan for Directors, track the investment options elected by the participating director, and include a Prime Rate interest account, a Company stock-

equivalent (phantom stock) account, an S&P 500 index fund account, and a long-term capital appreciation fund account. Other investment tracking options may be established under the plans’ terms. Participants in the plans receive, based upon their elections, subsequent distributions of such amounts either in annual installments or as lump-sum payments after the director’s departure from the Board. These earnings are not “preferential” or “above-market” as defined by SEC rules.